Exhibit 10.7(s)

ON SEMICONDUCTOR CORPORATION
AMENDED AND RESTATED STOCK INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD AGREEMENT

ON Semiconductor Corporation, a Delaware Corporation (the “Company”), hereby grants to Hassane El-Khoury (the “Grantee”), a Participant in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as amended from time-to-time (the “Plan”), a Performance-Based Restricted Stock Units Award (the “Award”) for units (“Units”) representing shares of the common stock of the Company (“Stock”). This agreement to grant Stock Units (this “Grant Agreement”) is made effective as of December 7, 2020 (the “Grant Date”).
RECITALS
A.The Board of Directors of the Company (the “Board”) has adopted the Plan as an incentive to retain employees, officers, and non-employee Directors of, and Consultants to, the Company and to enhance the ability of the Company to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.
B.Under the Plan, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board (the “Committee”).
C.The Committee has approved the granting of Units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.
D.To the extent not specifically defined herein or in the Grantee’s offer letter, employment agreement or comparable agreement, as amended from time to time (the “Employment Agreement”), all capitalized terms used in this Grant Agreement shall have the meaning set forth in the Plan unless a contrary meaning is set forth in the Employment Agreement.
In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.     Grant of Units. The Company hereby grants to the Grantee a Performance-Based Restricted Stock Units Award for 228,946 Units, representing the right to receive payment of the same number of shares of Stock, subject to the terms and conditions of this Grant Agreement and the provisions of the Plan, which terms are incorporated herein by reference.
2.     Earning Units and Related Information.
2.1Earning Units. Subject to the terms and conditions set forth in the Plan and this Grant Agreement, the Grantee shall be entitled to receive payment for the number of Units earned by the Grantee over the two year period beginning December 7, 2020 and ending December 6, 2022 (the “Performance Measurement Period”). The number of Units earned pursuant to this Grant Agreement is a function of the extent to which the Performance Goal described in the table below is achieved.

RELATIVE TSR PERFORMANCE GOAL

Performance Level	Relative TSR	Percentage of Units Eligible to be Earned
Target or Above	Greater than or equal to the 75th percentile	100%
Threshold	Greater than the 50th percentile	50%

If the Company’s Relative TSR (defined below) for the Performance Measurement Period is equal to or less than the 50th percentile performance achievement level, no Units will be earned at the end of the Performance Measurement Period. If the Company’s Relative TSR for the Performance Measurement Period exceeds the 50th percentile performance level, but is less than the Target performance level, the number of Units earned at the end of the Performance Measurement Period will be determined by applying straight-line interpolation between the Threshold performance level and Target performance level for the Performance Goal. If the Company’s Relative TSR for the Performance Measurement Period equals or exceeds the Target performance level, then all of the Units will be earned at the end of the Performance Measurement Period. Any Units that are unearned pursuant to Section 2.1 at the end of the Performance Measurement Period will be forfeited no later than the Vesting Date. The number of earned Units that will become vested shall be determined pursuant to Section 3 and Section 4 below. Whether the Performance Goal for the Performance Measurement Period has been achieved shall be determined pursuant to Section 2.3 below.

2.2Relative TSR Performance Goal Defined. For purposes of this Grant Agreement, “Relative TSR” shall mean the Company’s Total Shareholder Return as compared to the Total Shareholder Return of the group of companies listed on Exhibit A (the “TSR Companies”). For this purpose, “TSR” or “Total Shareholder Return” for the Company and the TSR Companies will be calculated by adding any dividends paid by the Company (or such other companies) to the change in value of the Stock (or the other companies’ common stock). The change in value shall be measured by comparing the “Beginning Stock Price” and “Ending Stock Price.” The “Beginning Stock Price” is the average closing price of the Stock (or the common stock of the other companies) for the three-month period immediately preceding the Grant Date. Subject to Section 4.2 and Section 4.3 in connection with any applicable termination of the Grantee’s employment, the “Ending Stock Price” is the average closing price of the Stock (or the common stock of the other companies) for the three-month period immediately preceding the end of the Performance Measurement Period; provided that (even absent a termination of employment of the Grantee in connection with a Change in Control, which is covered by Section 4.2 below) in the event of a Change in Control: (i) following which the Stock is no longer listed for trading on NASDAQ or another U.S. national securities trading exchange, and (ii) in connection with which the fair value of a Share is determinable as of the effective time of such Change in Control, then the “Ending Stock Price” shall be based on the fair value of a Share as of the effective time of the Change in Control.

2.3Final Determination of Performance Goals Attained. Subject to the provisions of the Plan and the Charter of the Committee, the Committee shall be responsible for determining in good faith whether, and to what extent, the Performance Goal set forth in this Grant Agreement has been achieved. The Committee may reasonably rely on information from, and representations by, individuals within the Company in making such determination and when made such determination shall be final and binding on the Grantee. The Committee shall certify such determination no later than December 29, 2022.

3.    Vesting of Earned Units. Subject to Section 4 below, all of the Units earned pursuant to Section 2.1 (the “Total Earned Units”), shall vest on the first business day following the Committee’s certification pursuant to Section 2.3 (the “Vesting Date”).
4.     Termination of Employment or Services.
4.1    General. Subject to the provisions of Section 4.2 and Section 4.3 below, if the Grantee terminates employment with the Company for any reason (including upon a termination for Cause), or otherwise ceases to perform services for the Company, any unvested Units will be canceled and forfeited as of the date of the Grantee’s termination of employment. In other words, subject to Section 4.2 and Section 4.3 below, the Grantee must be employed by the Company on the Vesting Date to receive any payment for the Units that are scheduled to vest on such Vesting Date.
4.2    Change in Control. If the Company terminates the Grantee’s employment without Cause (including, if applicable, a termination for Good Reason as defined in the Employment Agreement) in connection with or following any Change in Control, and subject to the release of claims described in the Employment Agreement, (i) any then unvested Total Earned Units shall become immediately vested, and (ii) the Total Earned Units that vest hereunder shall equal all Units as if the Target performance level had been achieved. The Vesting Date for any Units that vest pursuant to this Section 4.2 shall be the date of the Grantee’s termination of employment.
4.3    Termination without Cause / Resignation for Good Reason. In the event of the termination of the Grantee’s employment by the Company without Cause (including a deemed termination for Good Reason, as defined in the Employment Agreement) other than in circumstances covered by Section 4.2 above, and subject to the release of claims described in the Employment Agreement, the number of Total Earned Units that will vest will be determined by multiplying (a) the number of Total Earned Units (determined in accordance with the following sentence), by (b) a fraction, the numerator of which is the number of days the Grantee was employed by the Company or its affiliates during the Performance Measurement Period, and the denominator of which is 730 (the “Pro Rata Vesting Amount”). In such circumstances, the number of Total Earned Units for purposes of subsection (a) of this Section 4.3 shall be the number of Units the Grantee would have earned pursuant to Sections 2.1 and 2.2 above, except that the “Ending Stock Price” shall be based on the average closing price of the Stock for the three-month period immediately preceding the date of the Grantee’s termination of employment.

The Vesting Date for any Units that vest pursuant to this Section 4.3 shall be the date of the Grantee’s termination of employment.
5.    Time and Form of Payment. Subject to the provisions of this Grant Agreement and the Plan, as Units vest on the Vesting Dates set forth in Section 3, Section 4.2, or Section 4.3 above, as the case may be, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down. Subject to Section 21 below, the Company shall deliver the vested shares (if any) within 15 days of the applicable Vesting Date. If the Company determines that the acceleration of the time of payment for the Units that vest in accordance with Section 4.2 or Section 4.3 above, would violate the requirements of Section 409A of the Code, the payment will be deferred and shall be paid on the earliest date coinciding with or following the Vesting Date that does not result in a violation of or penalties under Section 409A of the Code.
6.    Nontransferability. The Units granted by this Grant Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Article 13 of the Plan.
7.    Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger, or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Grant Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 5.3 of the Plan.
8.    Delivery of Shares. No shares of Stock shall be delivered under this Grant Agreement until: (i) the Units vest pursuant to Section 3, Section 4.2, or Section 4.3 above, as the case may be; (ii) approval of any governmental authority required in connection with the Grant Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Grant Agreement would not violate the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable federal, state or local securities or other laws or regulations; (iv) the Grantee has complied with Section 14 below, in order for the proper provision for required tax withholdings to be made; and (v) the Grantee has executed and returned this Grant Agreement to the Company (which, in the case of a Grant Agreement provided to the Grantee in electronic format, requires that the Grantee click the “ACCEPT” button). This Grant Agreement must be executed by the Grantee no later than the earlier of: (x) 10 months from the Grant Date (through and including the normal close of business of the Company for its headquarters location in Phoenix, Arizona on October 7, 2021); or (y) the date preceding the Vesting Date described in Section 3 above.
9.    Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act or any other applicable federal, state or local securities laws or regulations.
10.    Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to unvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.
11.    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Grant Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time-to-time to the other party.
11.1    Description of Electronic Delivery. The Plan documents – which may include but do not necessarily include the Plan, a grant notice, this Grant Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders – may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and this Grant Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time-to-time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
11.2    Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read Section 11.1 above, and consents to the electronic delivery of the Plan documents and any grant notice, as described in Section 11.1. The Grantee acknowledges that the Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost by contacting the Company by telephone or in writing.
12.    Administration. This Grant Agreement is subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms and provisions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect to the Plan and this Grant Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Grant Agreement and the Plan, the provisions of the Plan shall control.
13.    Continuation of Employment. This Grant Agreement shall not be construed to confer upon the Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the Grantee’s employment or services at any time.
14.    Responsibility for Taxes and Withholdings. The Grantee acknowledges that, regardless of any action the Company or the Grantee’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of Units, the conversion of the Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to Article 17 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the shares, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold all applicable Tax-Related Items in shares of Stock to be issued upon vesting/settlement of the Units. Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); (iii) personal check or other cash equivalent acceptable to the Company; or (iv) any other means as determined appropriate by the Company or the Committee.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state, and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial accounting consequences). In the event that the Company withholds an amount for Tax-Related Items that exceeds the maximum withholding amount under applicable law, the Grantee shall receive a refund of such over-withheld amount in cash and shall have no entitlement to an equivalent amount in Stock. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.
Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares or the proceeds of the sale of shares of Stock if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.
15.    Amendments. Unless otherwise provided in the Plan or this Grant Agreement, this Grant Agreement may be amended only by a written agreement executed by the Company and the Grantee.
16.    Integrated Agreement. Any grant notice, this Grant Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and this Grant Agreement shall survive any settlement of the Award and shall remain in full force and effect.
17.    Severability. If one or more of the provisions of this Grant Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Grant Agreement to be construed so as to foster the intent of this Grant Agreement and the Plan.
18.    Counterparts. Any grant notice and this Grant Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.    Governing Law and Venue. This Grant Agreement shall be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under this grant or this Award, the parties hereby submit to and consent to the jurisdiction of the State of Arizona, agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.

20.    Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Grant Agreement, and hereby accepts the Award subject to all of their terms and conditions.
21.    Section 409A Compliance. Section 409A of the Code imposes an additional 20% tax, plus interest, on payments from “non-qualified deferred compensation plans.” Certain payments under this Grant Agreement could be considered to be payments under a “non-qualified deferred compensation plan.” The additional 20% tax and interest do not apply if the payment qualifies for an exception to the requirements of Section 409A or complies with the requirements of Section 409A. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Grant Agreement qualify for the short-term deferral exception to Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Grant Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this Grant Agreement, to the extent any payments are due on the Grantee’s termination of employment, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). In addition, if the Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and any payments due pursuant to this Grant Agreement are payable on the Grantee’s “separation from service,” then such payments shall be paid on the first business day following the expiration of the six month period following the Grantee’s “separation from service.” This Grant Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Grant Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Grantee remains solely responsible for any adverse tax consequences imposed upon the Grantee by Section 409A.
22.    Confidentiality of Agreement.
22.1    General. The Grantee acknowledges and agrees that the terms of this Grant Agreement are considered proprietary information of the Company. The Grantee hereby agrees that Grantee shall maintain the confidentiality of these matters to the fullest extent permitted by law and shall not disclose them to any third party.
22.2    Exceptions. There are limited exceptions to the above confidentiality requirement if the Grantee is providing information to government agencies, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent), and the Securities and Exchange Commission. This Grant Agreement does not limit the Grantee’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Grant Agreement shall prevent the Grantee from disclosing confidential information or trade secrets that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and

(B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Grantee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, the Grantee may disclose confidential information or trade secrets related to the suspected violation of law or alleged retaliation to the Grantee’s attorney and use the confidential information or trade secrets in the court proceeding if the Grantee or the Grantee’s attorney: (x) files any document containing confidential information or trade secrets under seal; and (y) does not disclose the confidential information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among others, the Defend Trade Secrets Act of 2016.
22.3    Reaffirmation of Restrictive Covenants. By accepting this Award, the Grantee reaffirms his or her obligation to comply with the confidentiality, non-competition, non-solicitation, non-disclosure, confidential information, and similar restrictive covenant provisions set forth in the Employment Agreement or any other agreement to which the Grantee and the Company or any Affiliate are parties.
22.4    Violation. If the Grantee violates the confidentiality provisions of this Section 22, or the restrictive covenant provisions contained in the Employment Agreement or any other agreement to which the Grantee and the Company or any Affiliate are parties (e.g., non-competition provisions, non-solicitation provisions, non-disclosure provisions, confidential information provisions, etc.), the Company, without waiving any other remedy available, may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s employment.
23.    Appendix. Notwithstanding any provisions in this Grant Agreement, the grant of the Units shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Grant Agreement for the Grantee’s country (the “Appendix”). Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Grant Agreement.
24.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Further, the Award and profits under this Grant Agreement are subject to the Company’s compensation recovery policy or policies (and related Company practices) as such may be in effect from time-to-time, whether or not such policies were adopted in response to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations. In addition to the Company’s compensation recovery policy or policies, and notwithstanding anything in the Plan or any Employment Agreement to the contrary, the Company may require the Grantee to forfeit all or a portion of any unvested Units and any shares of Stock delivered pursuant to this Grant Agreement if: (i) the Grantee’s employment is terminated for Cause; or (ii) the Committee, in its sole and absolute discretion, determines that the Grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to the Company. The Grantee agrees to fully cooperate with the Company in assuring compliance with the provisions of this Section 24 and such compensation recovery policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to the provisions of this Section 24, such policies and applicable law.
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IN WITNESS WHEREOF, the Company has caused this Grant Agreement to be signed by its duly authorized representative and the Grantee has signed this Grant Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:	/s/ GEORGE H. CAVE
Name:	George H. Cave
Title:	Executive Vice President, General Counsel and Secretary

GRANTEE

/s/ HASSANE EL-KHOURY
Name:	Hassane El-Khoury